Exhibit 21.1

SUBSIDIARIES

Perfect Dream Limited, a corporation established under the laws of the British Virgin Islands

Goldenway Nanjing Garments Co., Ltd., a foreign-owned limited liability company formed under the laws of the People's Republic of China

Nanjing Catch-Luck Garments Co., Ltd., a foreign-owned limited liability company formed under the laws of the People’s Republic of China

Nanjing New-Tailun Garments Co., Ltd., a foreign-owned limited liability company formed under the laws of the People’s Republic of China

Shanghai LA GO GO Fashion Company Limited, a joint venture formed under the laws of the People’s Republic of China (60% interest)